Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 dated December 20, 2011, of Cumulus Media Inc., of our report dated March 30, 2011 (December 15, 2011 as to Note 24) related to the consolidated financial statements of Citadel Broadcasting Corporation and subsidiaries and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 19, 2011